Exhibit 99.1

Consent to be Named as a Director Nominee

AMC Entertainment Holdings, Inc. has filed a Registration Statement on Form S-1 (File No. 333-190904) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of AMC Entertainment Holdings, Inc. in the Registration Statement and any and all amendments and supplements thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 31, 2013	/s/ Lloyd Hill
Lloyd Hill